EXHIBIT 12.1

C&D TECHNOLOGIES, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands except ratio data)

							Nine Months
	Year Ended January 31,						Ended October 31,
	2011	2010	2009	2008		2007	2011
Earnings
Loss before income taxes, noncontrolling interest and discontinued operations	$(68,764)	$(23,557)	$(15,457)	$(770)		$(16,522)	$(4,915)
Interest expense and amortization of debt costs	14,795	12,486	12,032	10,960		14,266	3,844
Interest portion of rent*	625	820	782	678		699	509

	$(53,344)	$(10,251)	$(2,644)	$10,868		$(1,557)	$(562)

Fixed Charges
Interest expense and amortization of debt costs	14,795	12,486	12,032	10,960		14,266	3,844
Interest portion of rent	625	820	782	678		699	509

	$15,420	$13,306	$12,814	$11,638		$14,965	$4,353

Ratio of earnings to fixed charges	x (1)	x (1)	x (1)	x	(1)	x (1)	x (1)

*	The Company has determined the interest component of rent expense to be 0.30.

(1)
The ratio of earnings to fixed charges was less than 1:1 for the nine months ended October 31, 2011. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $4.9 million of earnings in the nine month period. The ratio of earnings to fixed charges was less than 1:1 for fiscal year 2011. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $68.8 million of earnings in fiscal 2011. The ratio of earnings to fixed charges was less than 1:1 for fiscal year 2010. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $23.6 million of earnings in fiscal 2010. The ratio of earnings to fixed charges was less than l:1 for fiscal year 2009. In order to achieve a ratio of earnings to fixed charges of 1:1 we would have had to generate an additional $15.5 million of earnings in fiscal 2009. The ratio to fixed charges was less than 1:1 for fiscal year 2008. In order to achieve a ratio of earnings to fixed charges of 1:1 we would have had to generate an additional $0.8 million of earnings in fiscal year 2008. The ratio to fixed charges was less than 1:1 in fiscal year 2007. In order to achieve a ratio of earnings to fixed charges of 1:1 we would have had to generate an additional $16.5 million of earnings in fiscal 2007.